Exhibit 99.8
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZYMEWORKS INC. IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[…***…]”.
Confidential
Execution Version - July 2, 2021

SECOND AMENDMENT TO
COLLABORATION AND CROSS LICENSE AGREEMENT

This Second Amendment (the “2nd Amendment”) to that certain Collaboration and Cross License Agreement, dated September 26, 2016, as amended pursuant to a Side Letter Agreement dated effective September 25, 2018 (collectively, the “Agreement”) by and between DAIICHI SANKYO COMPANY, LIMITED, a corporation organized and existing under the laws of Japan, with its principal business office located at 3-5-1, Nihonbashi honcho, Chuo-ku, Tokyo 103-8426, Japan (“DS”) and ZYMEWORKS INC., a corporation organized and existing under the laws of British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”), is entered into as of July 2, 2021 (“2nd Amendment Effective Date”). Zymeworks and DS are each referred to individually as a “Party” and together as the “Parties.”

BACKGROUND
A.DS and Zymeworks entered into the Agreement, pursuant to which the Parties are, among other things, using certain Zymeworks platforms to generate and develop certain Multi-Specific Antibodies based on pairs of binding sequences nominated by DS. For clarity, Daiichi Sankyo Co., Ltd., the party that entered into the Agreement, is the same entity as Daiichi Sankyo Company, Limited, which is designated as the Party to this 2nd Amendment.
B.The Parties decided not to […***…]1 a certain […***…]2 under the Agreement, which constituted a […***…]3, and the Parties discussed in good faith and coordinated with respect to the countermeasure therefor.
C. DS and Zymeworks now desire to amend the Agreement, all as set forth herein.
    NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:
1 Competitive Information – Commercially Sensitive Terms.
2 Competitive Information – Discovery Information and Commercially Sensitive Terms.
3 Competitive Information – Discovery Information and Commercially Sensitive Terms.

AGREEMENT
1.Definitions. Unless otherwise defined in this 2nd Amendment, initially capitalized terms used herein shall have the meanings given to them in the Agreement.
2.Section 5.7.2. Royalty Term. Section 5.7.2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Royalty Term. The Product Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country, (ii) ten (10) years after the First Commercial Sale of such Product in such country, or (iii) […***…]4, whichever is latest (the “Product Royalty Term”).”
3.Waiver. Both Parties hereby irrevocably waive and give up any and all claims they have asserted or could assert, as of the 2nd Amendment Effective Date, seeking any remedy based on the […***…]5 of that certain […***…]6 and the corresponding […***…]7 and […***…]8 thereof.
4.No Other Modifications. Except as specifically set forth in this 2nd Amendment, the terms and conditions of the Agreement shall remain in full force and effect. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this 2nd Amendment shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No such waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this 2nd Amendment may be amended or modified other than by a written document signed by authorized representatives of each Party. This 2nd Amendment and the Agreement set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter.
5.Miscellaneous. This 2nd Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that execution of this 2nd Amendment by industry standard electronic signature software shall have the same legal force and effect as the exchange of original signatures. This 2nd Amendment shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This 2nd Amendment was prepared in the English
4 Competitive Information – Commercially Sensitive Terms.
5 Competitive Information – Commercially Sensitive Terms.
6 Competitive Information – Discovery Information and Commercially Sensitive Terms.
7 Competitive Information – Commercially Sensitive Terms.
8 Competitive Information – Commercially Sensitive Terms.

language, which language shall govern the interpretation of, and any dispute regarding, the terms of this 2nd Amendment.

IN WITNESS WHEREOF, the Parties intending to be bound have caused this 2nd Amendment to be executed by their duly authorized representatives.

ZYMEWORKS INC. By: /s/ Ali Tehrani	DAIICHI SANKYO COMPANY, LIMITED By: /s/ Tohru Takahashi
Name: Ali Tehrani, Ph.D.	Name: Tohru Takahashi, Ph.D.
Title: President & Chief Executive Officer	Title: Corporate Officer Head of Research Function
Date: July 2, 2021	Date: July 5, 2021

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